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                                                                Exhibit 11
                                                                ----------

        UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

                COMPUTATION OF EARNINGS PER SHARE

    (Amounts in Thousands, Except Share and Per Share Amounts)
                           (Unaudited)


                                                          Nine Months
                                                      Ended September 30,
                                                     ---------------------
                                                       1996          1995
                                                     -------       -------
Average number of shares outstanding (1).......      207,314       204,911

Average shares issuable on exercise of stock
  options less shares repurchasable from
  proceeds.....................................        1,135           857
                                                     -------       -------
Total average number of common and common
  equivalent shares............................      208,449       205,768
                                                    ========      ========

Income from Continuing Operations..............     $504,368      $440,091

Income from Discontinued Operations............      170,673       211,525
                                                    --------      --------
Net Income.....................................     $675,041      $651,616
                                                    ========      ========

Earnings per share:

  Income from Continuing Operations............     $   2.42      $   2.14

  Income from Discontinued Operations..........         0.82          1.03
                                                    --------      --------
  Net Income...................................     $   3.24      $   3.17
                                                    ========      ========


(1) In connection with the Southern Pacific acquisition, on September 11, 1996, the Corporation issued 38.1 million shares of its common stock in exchange for 60% of Southern Pacific's shares. As a result, average common stock outstanding used in the computation of earnings per share will increase in future periods.
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